Release: July 28, 2021

On strength of safety and service CP reports record Q2 revenues of $2.05 billion

Calgary - Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced second-quarter operating results, including record Q2 revenues of $2.05 billion, an operating ratio ("OR") of 60.1 percent, record Q2 adjusted OR of 55.3 percent, record diluted earnings per share ("EPS") of $1.86 and record adjusted diluted EPS of $1.03.

“Our industry-leading team of railroaders delivered another record quarter. I am particularly proud of our all-time record safety performance made possible by the collective efforts of the over 12,000-strong CP family,” said Keith Creel, CP President and Chief Executive Officer. “The robust base demand environment coupled with our unique growth opportunities has CP extremely well positioned as we head into the second half of the year.”

Second-quarter highlights
•Revenues increased by 15 percent to a Q2 record $2.05 billion, from $1.79 billion last year
•Reported diluted EPS was $1.86, a 100 percent increase from $0.93 last year
•Adjusted diluted EPS was $1.03, a 27 percent increase from $0.81 last year
•Reported OR, which includes Kansas City Southern ("KCS") acquisition-related costs, increased by 310 basis points to 60.1 percent from 57.0 percent.
•Adjusted OR, which excludes the KCS acquisition-related costs, improved 170 basis points to a Q2 record 55.3 percent
•Federal Railroad Administration ("FRA")-reportable personal injuries declined 34 percent to a record-low 0.77 from 1.16 in Q2 2020, and FRA-reportable train accident frequency decreased 70 percent versus Q2 2020 to a record-low 0.36 from 1.191

“We remain confident in our full-year guidance of double-digit adjusted diluted EPS growth relative to 2020's adjusted diluted EPS of $3.53,” added Creel. “Our ability to deliver sustainable, profitable growth has never been stronger.”

CP’s second-quarter results reflect the five-for-one share split of the outstanding Common Shares that was approved by shareholders on April 21, 2021. All outstanding Common Shares and per share amounts have been retrospectively adjusted to reflect the share split.

Conference call details
CP will discuss its results with the financial community in a conference call beginning at 4:30 p.m. ET (2:30 p.m. MT) today.

Conference call access
Toronto participants dial in number: 1-416-764-8688
Operator assisted toll free dial in number: 1-888-390-0546
Callers should dial in 10 minutes prior to the call.

1 Federal Railroad Administration ("FRA") personal injuries per 200,000 employee-hours for the three months ended June 30, 2020, previously reported as 1.12, was restated to 1.16 in this Earnings Release. FRA train accidents per million train-miles for the three months ended June 30, 2020, previously reported as 1.06, was restated to 1.19 in this Earnings Release. These restatements reflect new information available within specified periods stipulated by the FRA but that exceed the Company's financial reporting timeline.

Webcast
We encourage you to access the webcast and presentation material in the Investors section of CP's website at investor.cpr.ca.

A replay of the second-quarter conference call will be available by phone through to Aug. 4, 2021 at 416-764-8677 or toll free 1-888-390-0541, password 047330#.

Access to the webcast and audio file of the presentation will be available at investor.cpr.ca.

Non-GAAP measures
Although CP has provided a forward-looking non-GAAP measure (adjusted diluted EPS), management is unable to reconcile, without unreasonable efforts, the forward-looking adjusted diluted EPS to the most comparable GAAP measure (diluted EPS), due to unknown variables and uncertainty related to future results. These unknown variables may include unpredictable transactions of significant value. In recent years, CP has recognized acquisition-related costs (including legal, consulting and financing fees, and fair value gain or loss on foreign exchange (FX) forward contracts and interest rate hedges), the merger termination fee, changes in income tax rates and a change to an uncertain tax item. These or other similar, large unforeseen transactions affect diluted EPS but may be excluded from CP's adjusted diluted EPS. Additionally, the U.S.-to-Canadian dollar FX rate is unpredictable and can have a significant impact on CP's reported results but may be excluded from CP's adjusted diluted EPS. In particular, CP excludes the FX impact of translating the Company's debt and lease liabilities from adjusted diluted EPS. Please see Note on forward-looking information below for further discussion.

For information regarding non-GAAP measures, including reconciliations to the nearest GAAP measures, see the attached supplementary schedule Non-GAAP Measures.

Note on forward-looking information
This news release may contain certain forward-looking information and forward-looking statements (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", "should" or similar words suggesting future outcomes. This news release contains forward-looking information relating, but not limited to statements concerning 2021 volume including as measured in RTMs, EPS growth and adjusted diluted EPS growth, capital program investments, the U.S.-to-Canadian dollar exchange rate, annualized effective tax rate, other components of net periodic benefit recovery, cost control efforts, the success of our business, our operations, priorities and plans, anticipated financial and operational performance, business prospects and demand for our services and growth opportunities.

The forward-looking information that may be in this news release is based on current expectations, estimates, projections and assumptions, having regard to CP's experience and its perception of historical trends, and includes, but is not limited to, expectations, estimates, projections and assumptions relating to: changes in business strategies; North American and global economic growth; commodity demand growth; sustainable industrial and agricultural production; commodity prices and interest rates; foreign exchange rates (as specified herein); effective tax rates (as specified herein); performance of our assets and equipment; sufficiency of our budgeted capital expenditures in carrying out our business plan; geopolitical conditions, applicable laws, regulations and government policies; the availability and cost of labour, services and infrastructure; the satisfaction by third parties of their obligations to CP; and the anticipated impacts of the COVID-19 pandemic on CP businesses, operating results, cash flows and/or financial condition. Although CP believes the expectations, estimates, projections and assumptions reflected in the forward-looking information presented herein are reasonable as of the date hereof, there can be no assurance that they will prove to be correct. Current conditions, economic and otherwise, render assumptions, although reasonable when made, subject to greater uncertainty.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from those expressed or implied by forward-looking information. By its nature, CP's forward-looking information involves inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including, but not limited to, the following factors: changes in business strategies and strategic opportunities; the risk that the Company will not re-engage with KCS or be successful in doing so; North American and global social, economic, political, credit and business conditions; risks associated with agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures, including competition from other rail carriers, trucking companies and maritime shippers in Canada and the U.S.; industry capacity; shifts in market demand; changes in commodity prices and commodity demand; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; geopolitical instability; changes in laws, regulations and government policies, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; disruption in fuel supplies; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labour disputes; changes in labour costs and labour difficulties; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; the effects of current and future multinational trade agreements on the level of trade among Canada and the U.S.; climate change and the market and regulatory responses to climate change; anticipated in-service dates; success of hedging activities; operational performance and reliability; regulatory and legislative decisions and actions; public opinion; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; the pandemic created by the outbreak of COVID-19 and resulting effects on economic conditions, the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favourable terms or at all; cost of debt and equity capital; and the ability of the management of the Company, its subsidiaries and affiliates to execute key priorities. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements" in CP's annual and interim reports on Form 10-K and 10-Q.

Any forward-looking information contained in this news release is made as of the date hereof. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, or the foregoing assumptions and risks affecting such forward-looking information, whether as a result of new information, future events or otherwise.

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
Media
Alert_MediaRelations@cpr.ca

Investment Community
Chris De Bruyn
403-319-3591
investor@cpr.ca

FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars, except share and per share data)	2021	2020	2021	2020
Revenues (Note 3)
Freight	$2,008	$1,752	$3,926	$3,752
Non-freight	46	40	87	83
Total revenues	2,054	1,792	4,013	3,835
Operating expenses
Compensation and benefits	379	347	784	745
Fuel	218	131	424	343
Materials	54	50	113	109
Equipment rents	28	33	61	69
Depreciation and amortization	200	195	402	387
Purchased services and other (Note 9, 10)	355	266	629	578
Total operating expenses	1,234	1,022	2,413	2,231

Operating income	820	770	1,600	1,604
Less:
Other expense (income) (Note 4, 10)	157	(86)	129	125
Merger termination fee (Note 10)	(845)	—	(845)	—
Other components of net periodic benefit recovery (Note 14)	(96)	(86)	(191)	(171)
Net interest expense	101	118	211	232
Income before income tax expense	1,503	824	2,296	1,418
Income tax expense (Note 5)	257	189	448	374
Net income	$1,246	$635	$1,848	$1,044

Earnings per share (Note 1, 6)
Basic earnings per share	$1.87	$0.94	$2.77	$1.53
Diluted earnings per share	$1.86	$0.93	$2.76	$1.53

Weighted-average number of shares (millions) (Note 1, 6)
Basic	666.7	678.2	666.6	680.8
Diluted	669.9	680.5	669.8	683.1

Dividends declared per share (Note 1)	$0.190	$0.166	0.380	$0.332
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2021	2020	2021	2020
Net income	$1,246	$635	$1,848	$1,044
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	10	31	20	(34)
Change in derivatives designated as cash flow hedges	(97)	1	(72)	3
Change in pension and post-retirement defined benefit plans	52	45	105	90
Other comprehensive (loss) income before income taxes	(35)	77	53	59
Income tax (expense) recovery on above items	—	(47)	(30)	13
Other comprehensive (loss) income (Note 7)	(35)	30	23	72
Comprehensive income	$1,211	$665	$1,871	$1,116
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	June 30	December 31
(in millions of Canadian dollars)	2021	2020
Assets
Current assets
Cash and cash equivalents	$892	$147
Accounts receivable, net (Note 8)	755	825
Materials and supplies	218	208
Other current assets	122	141
	1,987	1,321
Investments	197	199
Properties	20,639	20,422
Goodwill and intangible assets	366	366
Pension asset	1,119	894
Other assets	396	438
Total assets	$24,704	$23,640
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$1,945	$1,467
Long-term debt maturing within one year (Note 11, 12)	872	1,186
	2,817	2,653
Pension and other benefit liabilities	823	832
Other long-term liabilities	525	585
Long-term debt (Note 11, 12)	7,850	8,585
Deferred income taxes	3,724	3,666
Total liabilities	15,739	16,321
Shareholders’ equity
Share capital	2,003	1,983
Additional paid-in capital	63	55
Accumulated other comprehensive loss (Note 7)	(2,791)	(2,814)
Retained earnings	9,690	8,095
	8,965	7,319
Total liabilities and shareholders’ equity	$24,704	$23,640
See Contingencies (Note 16).
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2021	2020	2021	2020
Operating activities
Net income	$1,246	$635	$1,848	$1,044
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	200	195	402	387
Deferred income tax expense (Note 5)	9	49	60	88
Pension recovery and funding (Note 14)	(65)	(62)	(126)	(127)
Foreign exchange (gain) loss on debt and lease liabilities (Note 4)	(52)	(86)	(85)	129
Other operating activities, net	52	27	(36)	(45)
Change in non-cash working capital balances related to operations	564	77	473	(152)
Cash provided by operating activities	1,954	835	2,536	1,324
Investing activities
Additions to properties	(416)	(502)	(739)	(857)
Investment in Central Maine & Québec Railway	—	19	—	19
Proceeds from sale of properties and other assets	12	5	49	7
Other	(1)	10	(1)	1
Cash used in investing activities	(405)	(468)	(691)	(830)
Financing activities
Dividends paid	(126)	(112)	(253)	(226)
Issuance of CP Common Shares	8	5	16	29
Purchase of CP Common Shares (Note 13)	—	(44)	—	(545)
Issuance of long-term debt, excluding commercial paper	—	(1)	—	958
Repayment of long-term debt, excluding commercial paper	(10)	(10)	(31)	(25)
Net repayment of commercial paper (Note 11)	(872)	(20)	(779)	(573)
Net (decrease) increase in short-term borrowings	—	(140)	—	5
Acquisition-related financing fees (Note 10)	(12)	—	(45)	—
Other	(4)	—	(4)	11
Cash used in financing activities	(1,016)	(322)	(1,096)	(366)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	(1)	(15)	(4)	16
Cash position
Increase in cash and cash equivalents	532	30	745	144
Cash and cash equivalents at beginning of period	360	247	147	133
Cash and cash equivalents at end of period	$892	$277	$892	$277

Supplemental disclosures of cash flow information:
Income taxes paid	$139	$5	$272	$144
Interest paid	$57	$63	$212	$220
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(unaudited)

	For the three months ended June 30
(in millions of Canadian dollars except per share data)	Common Shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance at April 1, 2021	666.6	$1,993	$58	$(2,756)	$8,571	$7,866
Net income	—	—	—	—	1,246	1,246
Other comprehensive loss (Note 7)	—	—	—	(35)	—	(35)
Dividends declared ($0.190 per share) (Note 1)	—	—	—	—	(127)	(127)
Effect of stock-based compensation expense	—	—	7	—	—	7
Shares issued under stock option plan	0.2	10	(2)	—	—	8
Balance at June 30, 2021	666.8	$2,003	$63	$(2,791)	$9,690	$8,965
Balance at April 1, 2020	678.1	$1,985	$51	$(2,480)	$7,399	$6,955
Net income	—	—	—	—	635	635
Other comprehensive income (Note 7)	—	—	—	30	—	30
Dividends declared ($0.166 per share) (Note 1)	—	—	—	—	(113)	(113)
Effect of stock-based compensation expense	—	—	4	—	—	4
CP Common Shares repurchased (Note 13)	(0.7)	(3)	—	—	(49)	(52)
Shares issued under stock option plan	0.2	8	(2)	—	—	6
Balance at June 30, 2020	677.6	$1,990	$53	$(2,450)	$7,872	$7,465

	For the six months ended June 30
(in millions of Canadian dollars except per share data)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance at January 1, 2021	666.3	$1,983	$55	$(2,814)	$8,095	$7,319
Net income	—	—	—	—	1,848	1,848
Other comprehensive income (Note 7)	—	—	—	23	—	23
Dividends declared ($0.380 per share) (Note 1)	—	—	—	—	(253)	(253)
Effect of stock-based compensation expense	—	—	12	—	—	12
Shares issued under stock option plan	0.5	20	(4)	—	—	16
Balance at June 30, 2021	666.8	$2,003	$63	$(2,791)	$9,690	$8,965
Balance at January 1, 2020	685.0	$1,993	$48	$(2,522)	$7,549	$7,068
Net income	—	—	—	—	1,044	1,044
Other comprehensive income (Note 7)	—	—	—	72	—	72
Dividends declared ($0.332 per share) (Note 1)	—	—	—	—	(225)	(225)
Effect of stock-based compensation expense	—	—	9	—	—	9
CP Common Shares repurchased (Note 13)	(8.4)	(24)	—	—	(496)	(520)
Shares issued under stock option plan	1.0	21	(4)	—	—	17
Balance at June 30, 2020	677.6	$1,990	$53	$(2,450)	$7,872	$7,465
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2021
(unaudited)

1    Basis of presentation

These unaudited Interim Consolidated Financial Statements ("Interim Consolidated Financial Statements") of Canadian Pacific Railway Limited ("CPRL") and its subsidiaries (collectively, “CP”, or “the Company”), expressed in Canadian dollars, reflect management’s estimates and assumptions that are necessary for their fair presentation in conformity with generally accepted accounting principles in the United States of America (“GAAP”). They do not include all disclosures required under GAAP for annual financial statements and should be read in conjunction with the 2020 annual Consolidated Financial Statements and notes included in CP's 2020 Annual Report on Form 10-K. The accounting policies used are consistent with the accounting policies used in preparing the 2020 annual Consolidated Financial Statements.

On April 21, 2021, the Company's shareholders approved a five-for-one share split of the Company's issued and outstanding Common Shares. On May 13, 2021, the Company's shareholders of record as of May 5, 2021 received four additional shares for every Common Share held. Ex-distribution trading in the Company’s Common Shares on a split-adjusted basis commenced on May 14, 2021. Proportional adjustments were also made to outstanding awards under the Company's stock-based compensation plans in order to reflect the share split. All outstanding Common Shares, stock-based compensation awards, and per share amounts herein have been retrospectively adjusted to reflect the share split.

CP's operations can be affected by seasonal fluctuations such as changes in customer demand and weather-related issues. This seasonality could impact quarter-over-quarter comparisons.

In management’s opinion, the Interim Consolidated Financial Statements include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2    Accounting changes

Accounting pronouncements that became effective during the period covered by the Interim Consolidated Financial Statements did not have a material impact on the Company's Interim Consolidated Balance Sheets, Interim Consolidated Statements of Income, or Interim Consolidated Statements of Cash Flows. Likewise, accounting pronouncements issued, but not effective until after June 30, 2021, are not expected to have a material impact on the Company's Consolidated Balance Sheets, Consolidated Statements of Income, or Consolidated Statements of Cash Flows.

3    Revenues

The following table disaggregates the Company’s revenues from contracts with customers by major source:

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2021	2020	2021	2020
Freight
Grain	$444	$446	$892	$864
Coal	170	131	333	281
Potash	134	146	235	258
Fertilizers and sulphur	78	77	155	147
Forest products	90	81	170	159
Energy, chemicals and plastics	369	341	757	832
Metals, minerals and consumer products	180	133	339	322
Automotive	98	34	206	121
Intermodal	445	363	839	768
Total freight revenues	2,008	1,752	3,926	3,752
Non-freight excluding leasing revenues	26	25	50	54
Revenues from contracts with customers	2,034	1,777	3,976	3,806
Leasing revenues	20	15	37	29
Total revenues	$2,054	$1,792	$4,013	$3,835

Contract liabilities

Contract liabilities represent payments received for performance obligations not yet satisfied and relate to deferred revenue, and are presented as components of "Accounts payable and accrued liabilities" and "Other long-term liabilities" on the Company's Interim Consolidated Balance Sheets.

The following table summarizes the changes in contract liabilities:

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2021	2020	2021	2020
Opening balance	$114	$112	$61	$146
Revenue recognized that was included in the contract liability balance at the beginning of the period	(19)	(37)	(23)	(73)
Increase due to consideration received, net of revenue recognized during the period	150	4	207	6
Closing balance	$245	$79	$245	$79

4    Other expense (income)

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2021	2020	2021	2020
Foreign exchange (gain) loss on debt and lease liabilities	$(52)	$(86)	$(85)	$129
Other foreign exchange (gains) losses	(3)	1	(2)	(4)
Acquisition-related costs (Note 10)	209	—	212	—
Other	3	(1)	4	—
Other expense (income)	$157	$(86)	$129	$125

5    Income taxes

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2021	2020	2021	2020
Current income tax expense	$248	$140	$388	$286
Deferred income tax expense	9	49	60	88
Income tax expense	$257	$189	$448	$374

The effective tax rates including discrete items for the three and six months ended June 30, 2021 were 17.10% and 19.50%, respectively, compared to 22.98% and 26.38%, respectively for the same periods of 2020.

For the three months ended June 30, 2021, the effective tax rate was 24.60%, excluding the discrete items of the merger termination fee of $845 million (U.S. $700 million) received in connection with the KCS' termination of the Merger Agreement, foreign exchange ("FX") gain of $52 million on debt and lease liabilities, and acquisition-related costs of $308 million.

For the three months ended June 30, 2020, the effective tax rate was 25.00%, excluding the discrete item of the FX gain of $86 million on debt and lease liabilities.

For the six months ended June 30, 2021, the effective tax rate was 24.60%, excluding the discrete items of the merger termination fee of $845 million (U.S. $700 million), FX gain of $85 million on debt and lease liabilities, and acquisition-related costs of $344 million.

For the six months ended June 30, 2020, the effective tax rate was 25.00%, excluding the discrete item of the FX loss of $129 million on debt and lease liabilities.

6    Earnings per share

Basic earnings per share has been calculated using Net income for the period divided by the weighted-average number of shares outstanding during the period. The number of shares used in the earnings per share calculations are reconciled as follows:

	For the three months ended June 30		For the six months ended June 30
(in millions)	2021	2020	2021	2020
Weighted-average basic shares outstanding	666.7	678.2	666.6	680.8
Dilutive effect of stock options	3.2	2.3	3.2	2.3
Weighted-average diluted shares outstanding	669.9	680.5	669.8	683.1

For the three and six months ended June 30, 2021, there were no options excluded from the computation of diluted earnings per share (three and six months June 30, 2020 - 1.1 million and 0.9 million, respectively).

7    Changes in Accumulated other comprehensive loss ("AOCL") by component

	For the three months ended June 30
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives and other(1)	Pension and post- retirement defined benefit plans(1)	Total(1)
Opening balance, April 1, 2021	$112	$(29)	$(2,839)	$(2,756)
Other comprehensive loss before reclassifications	(2)	(74)	—	(76)
Amounts reclassified from accumulated other comprehensive loss	—	2	39	41
Net other comprehensive (loss) income	(2)	(72)	39	(35)
Closing balance, June 30, 2021	$110	$(101)	$(2,800)	$(2,791)
Opening balance, April 1, 2020	$119	$(52)	$(2,547)	$(2,480)
Other comprehensive loss before reclassifications	(3)	(2)	—	(5)
Amounts reclassified from accumulated other comprehensive loss	—	2	33	35
Net other comprehensive (loss) income	(3)	—	33	30
Closing balance, June 30, 2020	$116	$(52)	$(2,514)	$(2,450)
(1)Amounts are presented net of tax.

	For the six months ended June 30
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives and other(1)	Pension and post- retirement defined benefit plans(1)	Total(1)
Opening balance, January 1, 2021	$112	$(48)	$(2,878)	$(2,814)
Other comprehensive loss before reclassifications	(2)	(57)	—	(59)
Amounts reclassified from accumulated other comprehensive loss	—	4	78	82
Net other comprehensive (loss) income	(2)	(53)	78	23
Closing balance, June 30, 2021	$110	$(101)	$(2,800)	$(2,791)
Opening balance, January 1, 2020	$112	$(54)	$(2,580)	$(2,522)
Other comprehensive income (loss) before reclassifications	4	(2)	—	2
Amounts reclassified from accumulated other comprehensive loss	—	4	66	70
Net other comprehensive income	4	2	66	72
Closing balance, June 30, 2020	$116	$(52)	$(2,514)	$(2,450)
(1)Amounts are presented net of tax.

Amounts in Pension and post-retirement defined benefit plans reclassified from AOCL are as follows:

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2021	2020	2021	2020
Recognition of net actuarial loss(1)	$52	$45	$105	$90
Income tax recovery	(13)	(12)	(27)	(24)
Total net of income tax	$39	$33	$78	$66
(1)Impacts "Other components of net periodic benefit recovery" on the Interim Consolidated Statements of Income.

8    Accounts receivable, net

	As at June 30, 2021			As at December 31, 2020
(in millions of Canadian dollars)	Freight	Non-freight	Total	Freight	Non-freight	Total
Total accounts receivable	$614	$179	$793	$662	$203	$865
Allowance for credit losses	(23)	(15)	(38)	(25)	(15)	(40)
Total accounts receivable, net	$591	$164	$755	$637	$188	$825

	For the three months ended June 30, 2021			For the three months ended June 30, 2020
(in millions of Canadian dollars)	Freight	Non-freight	Total	Freight	Non-freight	Total
Allowance for credit losses, opening balance	$(24)	$(15)	$(39)	$(27)	$(14)	$(41)
Current period credit loss provision, net	1	—	1	1	—	1
Allowance for credit losses, closing balance	$(23)	$(15)	$(38)	$(26)	$(14)	$(40)

	For the six months ended June 30, 2021			For the six months ended June 30, 2020
(in millions of Canadian dollars)	Freight	Non-freight	Total	Freight	Non-freight	Total
Allowance for credit losses, opening balance	$(25)	$(15)	$(40)	$(27)	$(16)	$(43)
Current period credit loss provision, net	2	—	2	1	2	3
Allowance for credit losses, closing balance	$(23)	$(15)	$(38)	$(26)	$(14)	$(40)

9    Property sale

Gain on exchange of property and construction easements in Chicago

During the first quarter of 2021, the Company exchanged property and construction easements in Chicago with a government agency for proceeds of $103 million including cash of $61 million and property assets at a fair value of $42 million. Fair value was determined based on comparable market transactions. The Company recorded a gain in the first quarter within "Purchased services and other" of $50 million ($38 million after tax) from the transaction, and a deferred gain of $53 million which will be recognized in income over the period of use of certain easements.

During the second quarter of 2021, the Company recognized $4 million of the deferred gain into income.

10    Business acquisition

Kansas City Southern Transaction

On March 21, 2021, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Kansas City Southern ("KCS") under which CP agreed to acquire KCS in a stock and cash transaction representing an enterprise value of approximately U.S. $29 billion, including the assumption of U.S. $3.8 billion of outstanding KCS debt.

On May 21, 2021, KCS terminated the Merger Agreement in order to enter into a definitive agreement with Canadian National Railway. As a result, and under the terms of the Merger Agreement, KCS concurrently paid a merger termination fee of $845 million (U.S. $700 million) to the Company, recorded as "Merger termination fee" in the Company's Interim Consolidated Statements of Income.

During the three and six months ended June 30, 2021, the Company incurred $308 million and $344 million in acquisition-related expenses, respectively, of which $99 million and $132 million were recorded within "Purchased services and other", and $209 million and $212 million were recorded within "Other expense (income)" in each period, respectively. The acquisition-related expenses recorded within "Other expense (income)" include the changes in fair value on the FX forward contracts and forward starting floating-to-fixed interest rate swaps associated with the anticipated debt issuance (see Note 12), and amortization of financing fees associated with the credit facilities (see Note 11). Total financing fees paid for the bridge facility associated with the proposed KCS transaction during the three and six months ended June 30, 2021 were $12 million and

$45 million, respectively, presented under Cash used in financing activities in the Company's Interim Consolidated Statements of Cash Flows.

11    Debt

Shelf prospectus

On June 21, 2021, the Company filed a new base shelf prospectus in each province of Canada and a registration statement with the Securities and Exchange Commission (“SEC”) to issue up to U.S. $8.5 billion in debt securities in the Canadian and U.S. capital markets over 25 months from the filing date.

Credit facilities

During the first quarter of 2021, the Company obtained commitments for a new 364-day senior unsecured facility (the "bridge facility") in the amount of U.S. $8.5 billion to bridge financing requirements for the proposed KCS transaction. Effective April 9, 2021, the Company also amended the financial covenant within its existing revolving credit facility to provide flexibility upon the closing of the proposed KCS transaction.

Effective May 21, 2021, upon termination of the Merger Agreement with KCS, the bridge facility was terminated.

Commercial paper program

The Company has a commercial paper program which enables it to issue commercial paper up to a maximum aggregate principal amount of U.S. $1.0 billion in the form of unsecured promissory notes. This commercial paper program is backed by the U.S. $1.3 billion revolving credit facility. As at June 30, 2021, the Company had no commercial paper borrowings outstanding (December 31, 2020 - U.S. $644 million). The Company presents issuances and repayments of commercial paper, all of which have a maturity of less than 90 days, in the Company's Interim Consolidated Statements of Cash Flows on a net basis.

12    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value into a three-level hierarchy established by GAAP that prioritizes those inputs to valuation techniques used to measure fair value based on the degree to which they are observable. The three levels of the fair value hierarchy are as follows: Level 1 inputs are quoted prices in active markets for identical assets and liabilities; Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and Level 3 inputs are not observable in the market.

For non-exchange traded derivatives classified as Level 2, the Company uses standard valuation techniques to calculate fair value. Primary inputs to these techniques include observable market prices (interest, FX, and commodity) and volatility, depending on the type of derivative and nature of the underlying risk. The Company uses inputs and data used by willing market participants when valuing derivatives and considers its own credit default swap spread as well as those of its counterparties in its determination of fair value. All derivatives are classified as Level 2.

The Company’s short-term financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and short-term borrowings including commercial paper. The carrying values of short-term financial instruments all approximate their fair values.

The carrying value of the Company’s debt and finance lease liabilities does not approximate their fair value. Their estimated fair value has been determined based on market information, where available, or by discounting future payments of principal and interest at estimated interest rates expected to be available to the Company at period end. All measurements are classified as Level 2. The Company’s debt and finance lease liabilities, including current maturities, with a carrying value of $8,722 million at June 30, 2021 (December 31, 2020 - $8,951 million), had a fair value of $10,756 million (December 31, 2020 - $11,597 million).

B. Financial risk management

FX management

Net investment hedge
The effect of the Company's net investment hedge for the three and six months ended June 30, 2021 was an unrealized FX gain of $86 million and $162 million, respectively (three and six months ended June 30, 2020 - unrealized FX gain of $264 million and unrealized FX loss of $291 million, respectively) recognized in “Other comprehensive income”.

FX forward contracts
During the first six months of 2021, the Company entered into various FX forward contracts totalling a notional U.S. $1.0 billion to fix the FX rate and lock-in a portion of the amount of Canadian dollars it may borrow to finance the U.S. dollar-denominated cash portion of the total consideration that would have been payable pursuant to the Merger Agreement with KCS. The changes in fair value on the FX forward contracts were recorded in "Other expense (income)" on the Company's Interim Consolidated Statements of Income, with the offsetting unrealized losses included in "Accounts payable and accrued liabilities" on the Company's Interim Consolidated Balance Sheets. For the three and six months ended June 30, 2021, the change in fair value of the FX forward contracts was a loss of $17 million.

Interest rate management

Forward starting swaps
During the first six months of 2021, the Company entered into forward starting floating-to-fixed interest rate swap agreements ("forward starting swaps") with terms of up to 30 years, totalling a notional U.S. $2.4 billion to fix the benchmark rate on cash flows associated with highly probable forecasted issuances of long-term notes.

On May 21, 2021, the Merger Agreement with KCS was terminated which resulted in the Company ceasing hedge accounting for the U.S. $2.4 billion of forward starting swaps. However, as the debt issuances are still reasonably possible to occur, fair value changes prior to this determination remain in “Accumulated other comprehensive loss”, net of tax, until the notes are issued. Subsequent to the notes issuance, amounts in “Accumulated other comprehensive loss” will be reclassified to “Net interest expense”. If debts are not issued, a loss of up to $73 million in “Accumulated other comprehensive loss” would be immediately reclassified to “Other expense (income)”. Fair value changes subsequent to May 21, 2021 were recorded within “Other expense (income)" on the Company’s Interim Consolidated Statements of Income.

As at June 30, 2021, the unrealized fair value loss derived from the forward starting swaps of $220 million was included in "Accounts payable and accrued liabilities" on the Company’s Interim Consolidated Balance Sheets. The offsetting $73 million and $147 million were reflected in "Other comprehensive income" on the Company’s Interim Consolidated Statements of Comprehensive Income and “Other expense (income)” on the Company’s Interim Consolidated Statements of Income for the six months ended June 30, 2021, respectively. Changes in fair value of the forward starting swaps for the three and six months ended June 30, 2021 was a loss of $240 million and $220 million, respectively.

Bond locks
During the first six months of 2021, the Company entered into seven-year interest rate bond locks totalling a notional $600 million to fix the benchmark rate on cash flows associated with a highly probable forecasted issuance of long-term notes.

On May 21, 2021, the Merger Agreement with KCS was terminated which resulted in the Company ceasing hedge accounting for the $600 million of bond locks. However, as the debt issuances are still reasonably possible to occur, fair value changes prior to this determination remain in “Accumulated other comprehensive loss”, net of tax, until the notes are issued. Subsequent to the notes issuance, amounts in “Accumulated other comprehensive loss” will be reclassified to “Net interest expense”. If debts are not issued, up to $2 million in “Accumulated other comprehensive loss” would be immediately reclassified to “Other expense (income)”. Fair value changes subsequent to May 21, 2021 were recorded within “Other expense (income)" on the Company’s Interim Consolidated Statements of Income.

As at June 30, 2021, the unrealized fair value loss derived from the bond locks of $5 million was included in "Accounts payable and accrued liabilities" on the Company’s Interim Consolidated Balance Sheets. The offsetting $2 million and $3 million were reflected in "Other comprehensive income" on the Company’s Interim Consolidated Statements of Comprehensive Income and “Other expense (income)” on the Company’s Interim Consolidated Statements of Income for the six months ended June 30, 2021, respectively. Changes in fair value of the bond locks for the three and six months ended June 30, 2021 was a loss of $7 million and $5 million, respectively.

13    Shareholders' equity

On January 27, 2021, the Company announced a normal course issuer bid ("NCIB"), commencing January 29, 2021, to purchase up to 16.7 million Common Shares in the open market for cancellation on or before January 28, 2022. As at June 30, 2021, the Company had not purchased any Common Shares under this NCIB.

On December 17, 2019, the Company announced a NCIB, commencing December 20, 2019, to purchase up to 24.0 million Common Shares for cancellation on or before December 19, 2020. Upon expiry of this NCIB, the Company had purchased 21.4 million Common Shares for $1,577 million.

All purchases were made in accordance with the respective NCIB at prevailing market prices plus brokerage fees, or such other prices that were permitted by the Toronto Stock Exchange ("TSX"), with consideration allocated to "Share capital" up to the average carrying amount of the shares and any excess allocated to "Retained earnings".

The following table provides activities under the share repurchase programs:

	For the three months ended June 30		For the six months ended June 30
	2021	2020	2021	2020
Number of Common Shares repurchased(1)	—	754,300	—	8,033,570
Weighted-average price per share(2)	$—	$68.25	$—	$64.71
Amount of repurchase (in millions of Canadian dollars)(2)	$—	$52	$—	$520
(1)Includes shares repurchased but not yet cancelled at end of period.
(2)Includes brokerage fees.

14    Pension and other benefits

In the three and six months ended June 30, 2021, the Company made contributions to its defined benefit pension plans of $7 million and $11 million, respectively (three and six months ended June 30, 2020 - $6 million and $15 million, respectively).

Net periodic benefit costs for defined benefit pension plans and other benefits included the following components:

	For the three months ended June 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2021	2020	2021	2020
Current service cost (benefits earned by employees)	$43	$35	$3	$3
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	88	101	4	4
Expected return on fund assets	(240)	(236)	—	—
Recognized net actuarial loss	51	44	1	1
Total other components of net periodic benefit (recovery) cost	(101)	(91)	5	5
Net periodic benefit (recovery) cost	$(58)	$(56)	$8	$8

	For the six months ended June 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2021	2020	2021	2020
Current service cost (benefits earned by employees)	$86	$70	$6	$6
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	176	203	8	9
Expected return on fund assets	(480)	(473)	—	—
Recognized net actuarial loss	103	88	2	2
Total other components of net periodic benefit (recovery) cost	(201)	(182)	10	11
Net periodic benefit (recovery) cost	$(115)	$(112)	$16	$17

15    Stock-based compensation

At June 30, 2021, the Company had several stock-based compensation plans including stock option plans, various cash-settled liability plans, and an employee share purchase plan. These plans resulted in an expense for the three and six months ended June 30, 2021 of $25 million and $49 million, respectively (three and six months ended June 30, 2020 - expense of $43 million and $54 million, respectively).

Stock option plan

Options issued prior to the share split described in Note 1 now each provide rights over five shares. For consistency, all number of options presented herein are calculated and shown on the basis of the number of shares subject to the options. In the six months ended June 30, 2021, under CP’s stock option plans, the Company issued 1,339,886 options at the weighted-average price of $87.64 per share, based on the closing price on the grant date. Pursuant to the employee plan, these options may be exercised upon vesting, which is between 12 months and 48 months after the grant date, and will expire after seven years.

Under the fair value method, the fair value of the stock options at grant date was approximately $26 million. The weighted-average fair value assumptions were approximately:

For the six months ended June 30, 2021
Expected option life (years)(1)	4.75
Risk-free interest rate(2)	0.53%
Expected share price volatility(3)	27.14%
Expected annual dividends per share(4)	$0.760
Expected forfeiture rate(5)	2.61%
Weighted-average grant date fair value per option granted during the period	$19.05
(1)Represents the period of time that awards are expected to be outstanding. Historical data on exercise behaviour or, when available, specific expectations regarding future exercise behaviour were used to estimate the expected life of the option.
(2)Based on the implied yield available on zero-coupon government issues with an equivalent term commensurate with the expected term of the option.
(3)Based on the historical volatility of the Company’s share price over a period commensurate with the expected term of the option.
(4)Determined by the current annual dividend at the time of grant. The Company does not employ different dividend yields throughout the contractual term of the option.
(5)The Company estimates forfeitures based on past experience. This rate is monitored on a periodic basis.

Performance share unit plans

During the six months ended June 30, 2021, the Company issued 426,402 Performance Share Units ("PSUs") with a grant date fair value of approximately $37 million and 12,694 Performance Deferred Share Units ("PDSUs") with a grant date fair value, including the value of expected future matching units, of approximately $1 million. PSUs and PDSUs attract dividend equivalents in the form of additional units based on dividends paid on the Company’s Common Shares, and vest approximately three years after the grant date, contingent upon CP’s performance ("performance factor"). The fair value of these PSUs and PDSUs is measured periodically until settlement. Vested PSUs are settled in cash. Vested PDSUs are settled in cash pursuant to the Deferred Share Unit ("DSU") Plan and are eligible for a 25% match if the holder has not exceeded their share ownership requirements, and are paid out only when the holder ceases their employment with CP.

The performance period for PSUs and PDSUs issued in the six months ended June 30, 2021 is January 1, 2021 to December 31, 2023 and the performance factors are Return on Invested Capital ("ROIC"), Total Shareholder Return ("TSR") compared to the S&P/TSX 60 Index, and TSR compared to Class I railways.

The performance period for PSUs issued in 2018 was January 1, 2018 to December 31, 2020. The performance factors for 626,400 PSUs were ROIC, TSR compared to the S&P/TSX Capped Industrial Index, and TSR compared to the S&P 1500 Road and Rail Index. The resulting payout was 200% of the outstanding units multiplied by the Company's average share price calculated using the last 30 trading days preceding December 31, 2020. In the first quarter of 2021, payouts occurred on 570,056 total outstanding awards, including dividends reinvested, totalling $98 million. The performance factors for the remaining 184,875 PSUs were annual revenue for the fiscal year 2020, diluted earnings per share for the fiscal year 2020, and share price appreciation.

Deferred share unit plan

During the six months ended June 30, 2021, the Company granted 53,391 DSUs with a grant date fair value of approximately $5 million. DSUs vest over various periods of up to 36 months and are only redeemable for a specified period after employment is terminated. The expense for DSUs is recognized over the vesting period for both the initial subscription price and the change in value between reporting periods.

16    Contingencies

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending at June 30, 2021 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s business, financial position or results of operations.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying petroleum crude oil operated by Montréal Maine and Atlantic Railway (“MMAR”) or a subsidiary, Montréal Maine & Atlantic Canada Co. (“MMAC” and collectively the “MMA Group”), derailed in Lac-Mégantic, Québec. The derailment occurred on a section of railway owned and operated by the MMA Group and while the MMA Group exclusively controlled the train.

Following the derailment, MMAC sought court protection in Canada under the Companies’ Creditors Arrangement Act and MMAR filed for bankruptcy in the U.S. Plans of arrangement were approved in both Canada and the U.S. (the “Plans”), providing for the distribution of approximately $440 million amongst those claiming derailment damages.

A number of legal proceedings, set out below, were commenced in Canada and the U.S. against CP and others:

(1)Québec's Minister of Sustainable Development, Environment, Wildlife and Parks ordered various parties, including CP, to remediate the derailment site (the "Cleanup Order") and served CP with a Notice of Claim for $95 million for those costs. CP appealed the Cleanup Order and contested the Notice of Claim with the Administrative Tribunal of Québec. These proceedings are stayed pending determination of the Attorney General of Québec (“AGQ”) action (paragraph 2 below).

(2)The AGQ sued CP in the Québec Superior Court claiming $409 million in damages, which was amended and reduced to $315 million (the “AGQ Action”). The AGQ Action alleges that: (i) CP was responsible for the petroleum crude oil from its point of origin until its delivery to Irving Oil Ltd.; and (ii) CP is vicariously liable for the acts and omissions of the MMA Group.

(3)A class action in the Québec Superior Court on behalf of persons and entities residing in, owning or leasing property in, operating a business in, or physically present in Lac-Mégantic at the time of the derailment was certified against CP on May 8, 2015 (the "Class Action"). Other defendants including MMAC and Mr. Thomas Harding ("Harding") were added to the Class Action on January 25, 2017. The Class Action seeks unquantified damages, including for wrongful death, personal injury, property damage, and economic loss.

(4)Eight subrogated insurers sued CP in the Québec Superior Court claiming approximately $16 million in damages, which was amended and reduced to approximately $15 million (the “Promutuel Action”), and two additional subrogated insurers sued CP claiming approximately $3 million in damages (the “Royal Action”). Both actions contain similar allegations as the AGQ Action. The actions do not identify the subrogated parties. As such, the extent of any overlap between the damages claimed in these actions and under the Plans is unclear. The Royal Action is stayed pending determination of the consolidated proceedings described below.

On December 11, 2017, the AGQ Action, the Class Action and the Promutuel Action were consolidated. These consolidated claims are currently scheduled for a joint liability trial commencing on or around September 20, 2021, followed by a damages trial, if necessary.

(5)Forty-eight plaintiffs (all individual claims joined in one action) sued CP, MMAC, and Harding in the Québec Superior Court claiming approximately $5 million in damages for economic loss and pain and suffering, and asserting similar allegations as in the Class Action and the AGQ Action. The majority of the plaintiffs opted-out of the Class Action and all but two are also plaintiffs in litigation against CP, described in paragraph 7 below. This action is stayed pending determination of the consolidated claims described above.

(6)The MMAR U.S. bankruptcy estate representative commenced an action against CP in November 2014 in the Maine Bankruptcy Court claiming that CP failed to abide by certain regulations and seeking approximately U.S. $30 million in damages for MMAR’s loss in business value according to a recent report. This action asserts that CP knew or ought to have known that the shipper misclassified the petroleum crude oil and therefore should have refused to transport it.
(7)The class and mass tort action commenced against CP in June 2015 in Texas (on behalf of Lac-Mégantic residents and wrongful death representatives) and the wrongful death and personal injury actions commenced against CP in June 2015 in Illinois and Maine, were all transferred and consolidated in Federal District Court in Maine (the “Maine Actions”). The Maine Actions allege that CP negligently misclassified and improperly packaged the petroleum crude oil. On CP’s motion, the Maine Actions were dismissed. The plaintiffs are appealing the dismissal decision, which is pending.

(8)The trustee for the wrongful death trust commenced Carmack Amendment claims against CP in North Dakota Federal Court, seeking to recover approximately U.S. $6 million for damaged rail cars and lost crude and reimbursement for the settlement paid by the consignor and the consignee under the Plans (alleged to be U.S. $110 million and U.S. $60 million, respectively). The Court issued an Order on August 6, 2020 granting and denying in parts the parties' summary judgment motions which has been reviewed and confirmed following motions by the parties for clarification and reconsideration. This action is scheduled for trial on September 21, 2021.

At this stage of the proceedings, any potential responsibility and the quantum of potential losses cannot be determined. Nevertheless, CP denies liability and is vigorously defending these proceedings.

Environmental liabilities

Environmental remediation accruals, recorded on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent CP’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recorded accruals include CP’s best estimate of all probable costs, CP’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, may materially affect income in the particular period in which a charge is recognized. Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

The expense included in “Purchased services and other” for the three and six months ended June 30, 2021 was $2 million and $4 million (three and six months ended June 30, 2020 - $3 million and $4 million, respectively). Provisions for environmental remediation costs are recorded in “Other long-term liabilities”, except for the current portion which is recorded in “Accounts payable and accrued liabilities”. The total amount provided at June 30, 2021 was $80 million (December 31, 2020 - $80 million). Payments are expected to be made over 10 years through 2030.

Summary of Rail Data

	Second Quarter				Year-to-date
Financial (millions, except per share data)	2021	2020	Total Change	% Change	2021	2020	Total Change	% Change

Revenues
Freight	$2,008	$1,752	$256	15	$3,926	$3,752	$174	5
Non-freight	46	40	6	15	87	83	4	5
Total revenues	2,054	1,792	262	15	4,013	3,835	178	5

Operating expenses
Compensation and benefits	379	347	32	9	784	745	39	5
Fuel	218	131	87	66	424	343	81	24
Materials	54	50	4	8	113	109	4	4
Equipment rents	28	33	(5)	(15)	61	69	(8)	(12)
Depreciation and amortization	200	195	5	3	402	387	15	4
Purchased services and other	355	266	89	33	629	578	51	9
Total operating expenses	1,234	1,022	212	21	2,413	2,231	182	8

Operating income	820	770	50	6	1,600	1,604	(4)	—

Less:
Other expense (income)	157	(86)	243	(283)	129	125	4	3
Merger termination fee	(845)	—	(845)	100	(845)	—	(845)	100
Other components of net periodic benefit recovery	(96)	(86)	(10)	12	(191)	(171)	(20)	12
Net interest expense	101	118	(17)	(14)	211	232	(21)	(9)

Income before income tax expense	1,503	824	679	82	2,296	1,418	878	62

Income tax expense	257	189	68	36	448	374	74	20

Net income	$1,246	$635	$611	96	$1,848	$1,044	$804	77
Operating ratio (%)	60.1	57.0	3.1	310 bps	60.1	58.2	1.9	190 bps

Basic earnings per share(1)	$1.87	$0.94	$0.93	99	$2.77	$1.53	$1.24	81

Diluted earnings per share(1)	$1.86	$0.93	$0.93	100	$2.76	$1.53	$1.23	80

Shares Outstanding(1)
Weighted average number of basic shares outstanding (millions)	666.7	678.2	(11.5)	(2)	666.6	680.8	(14.2)	(2)
Weighted average number of diluted shares outstanding (millions)	669.9	680.5	(10.6)	(2)	669.8	683.1	(13.3)	(2)

Foreign Exchange
Average foreign exchange rate (U.S.$/Canadian$)	0.81	0.72	0.09	12	0.80	0.74	0.06	8
Average foreign exchange rate (Canadian$/U.S.$)	1.23	1.39	(0.16)	(12)	1.25	1.36	(0.11)	(8)
(1)As a result of the five-for-one share split of the Company's issued and outstanding Common Shares, which began trading on a post-split basis on May 14, 2021, per share amounts and all outstanding Common Shares for comparative periods of 2020 have been retrospectively adjusted.

Summary of Rail Data (Continued)

	Second Quarter					Year-to-date
Commodity Data	2021	2020	Total Change	% Change	FX Adjusted % Change(1)	2021	2020	Total Change	% Change	FX Adjusted % Change(1)

Freight Revenues (millions)
- Grain	$444	$446	$(2)	—	4	$892	$864	$28	3	7
- Coal	170	131	39	30	32	333	281	52	19	20
- Potash	134	146	(12)	(8)	(3)	235	258	(23)	(9)	(5)
- Fertilizers and sulphur	78	77	1	1	10	155	147	8	5	12
- Forest products	90	81	9	11	22	170	159	11	7	15
- Energy, chemicals and plastics	369	341	28	8	16	757	832	(75)	(9)	(5)
- Metals, minerals and consumer products	180	133	47	35	49	339	322	17	5	12
- Automotive	98	34	64	188	216	206	121	85	70	82
- Intermodal	445	363	82	23	27	839	768	71	9	12

Total Freight Revenues	$2,008	$1,752	$256	15	21	$3,926	$3,752	$174	5	9

Freight Revenue per Revenue Ton-Mile ("RTM") (cents)
- Grain	4.41	4.39	0.02	—	5	4.28	4.50	(0.22)	(5)	(2)
- Coal	3.51	3.02	0.49	16	18	3.29	3.20	0.09	3	4
- Potash	2.69	2.66	0.03	1	7	2.68	2.68	—	—	4
- Fertilizers and sulphur	6.18	6.24	(0.06)	(1)	7	6.12	6.31	(0.19)	(3)	3
- Forest products	5.97	6.14	(0.17)	(3)	6	5.92	6.12	(0.20)	(3)	4
- Energy, chemicals and plastics	6.30	7.56	(1.26)	(17)	(11)	5.82	6.23	(0.41)	(7)	(3)
- Metals, minerals and consumer products	6.34	7.09	(0.75)	(11)	(2)	6.35	6.93	(0.58)	(8)	(2)
- Automotive	20.99	26.15	(5.16)	(20)	(12)	21.13	26.54	(5.41)	(20)	(15)
- Intermodal	6.15	5.45	0.70	13	17	6.04	5.50	0.54	10	12

Total Freight Revenue per RTM	5.14	4.90	0.24	5	11	5.01	5.01	—	—	4

Freight Revenue per Carload
- Grain	$3,750	$3,767	$(17)	—	4	$3,799	$3,945	$(146)	(4)	—
- Coal	2,157	2,205	(48)	(2)	(1)	2,208	2,281	(73)	(3)	(2)
- Potash	3,004	3,106	(102)	(3)	2	2,975	3,094	(119)	(4)	—
- Fertilizers and sulphur	4,588	4,611	(23)	—	8	4,655	4,623	32	1	7
- Forest products	4,762	4,629	133	3	13	4,670	4,466	204	5	12
- Energy, chemicals and plastics	4,849	5,430	(581)	(11)	(5)	4,636	5,055	(419)	(8)	(4)
- Metals, minerals and consumer products	2,946	2,949	(3)	—	10	2,902	3,117	(215)	(7)	(1)
- Automotive	3,415	2,857	558	20	31	3,317	3,017	300	10	18
- Intermodal	1,590	1,439	151	10	15	1,558	1,475	83	6	8

Total Freight Revenue per Carload	$2,775	$2,777	$(2)	—	6	$2,775	$2,839	$(64)	(2)	2
(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Second Quarter				Year-to-date
Commodity Data (Continued)	2021	2020	Total Change	% Change	2021	2020	Total Change	% Change

Millions of RTM
- Grain	10,076	10,169	(93)	(1)	20,849	19,185	1,664	9
- Coal	4,837	4,337	500	12	10,117	8,772	1,345	15
- Potash	4,978	5,490	(512)	(9)	8,764	9,628	(864)	(9)
- Fertilizers and sulphur	1,263	1,233	30	2	2,532	2,328	204	9
- Forest products	1,508	1,319	189	14	2,871	2,596	275	11
- Energy, chemicals and plastics	5,856	4,512	1,344	30	12,998	13,361	(363)	(3)
- Metals, minerals and consumer products	2,837	1,877	960	51	5,336	4,648	688	15
- Automotive	467	130	337	259	975	456	519	114
- Intermodal	7,239	6,660	579	9	13,892	13,971	(79)	(1)

Total RTMs	39,061	35,727	3,334	9	78,334	74,945	3,389	5

Carloads (thousands)
- Grain	118.4	118.4	—	—	234.8	219.0	15.8	7
- Coal	78.8	59.4	19.4	33	150.8	123.2	27.6	22
- Potash	44.6	47.0	(2.4)	(5)	79.0	83.4	(4.4)	(5)
- Fertilizers and sulphur	17.0	16.7	0.3	2	33.3	31.8	1.5	5
- Forest products	18.9	17.5	1.4	8	36.4	35.6	0.8	2
- Energy, chemicals and plastics	76.1	62.8	13.3	21	163.3	164.6	(1.3)	(1)
- Metals, minerals and consumer products	61.1	45.1	16.0	35	116.8	103.3	13.5	13
- Automotive	28.7	11.9	16.8	141	62.1	40.1	22.0	55
- Intermodal	279.9	252.2	27.7	11	538.4	520.6	17.8	3

Total Carloads	723.5	631.0	92.5	15	1,414.9	1,321.6	93.3	7

	Second Quarter					Year-to-date
	2021	2020	Total Change	% Change	FX Adjusted % Change(1)	2021	2020	Total Change	% Change	FX Adjusted % Change(1)

Operating Expenses (millions)
Compensation and benefits	$379	$347	$32	9	13	$784	$745	$39	5	8
Fuel	218	131	87	66	82	424	343	81	24	31
Materials	54	50	4	8	13	113	109	4	4	7
Equipment rents	28	33	(5)	(15)	(7)	61	69	(8)	(12)	(5)
Depreciation and amortization	200	195	5	3	6	402	387	15	4	6
Purchased services and other	355	266	89	33	40	629	578	51	9	13

Total Operating Expenses	$1,234	$1,022	$212	21	27	$2,413	$2,231	$182	8	12
(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Second Quarter				Year-to-date
	2021	2020	Total Change	% Change	2021	2020	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	71,355	63,077	8,278	13	142,682	134,410	8,272	6
Train miles (thousands)	7,605	6,865	740	11	15,407	15,238	169	1
Average train weight - excluding local traffic (tons)	10,101	9,984	117	1	9,945	9,544	401	4
Average train length - excluding local traffic (feet)	8,335	8,089	246	3	8,150	7,713	437	6
Average terminal dwell (hours)	6.8	6.5	0.3	5	7.1	6.4	0.7	11
Average train speed (miles per hour, or "mph")(1)	21.8	22.4	(0.6)	(3)	21.3	22.0	(0.7)	(3)
Locomotive productivity (GTMs / operating horsepower)(2)	208	212	(4)	(2)	205	206	(1)	—
Fuel efficiency(3)	0.918	0.921	(0.003)	—	0.938	0.947	(0.009)	(1)
U.S. gallons of locomotive fuel consumed (millions)(4)	65.5	58.1	7.4	13	133.8	127.4	6.4	5
Average fuel price (U.S. dollars per U.S. gallon)	2.71	1.63	1.08	66	2.54	1.98	0.56	28

Total Employees and Workforce

Total employees (average)(5)	12,688	12,001	687	6	12,375	12,244	131	1
Total employees (end of period)(5)	12,709	11,988	721	6	12,709	11,988	721	6
Workforce (end of period)(6)	12,749	12,033	716	6	12,749	12,033	716	6

Safety Indicators(7)

FRA personal injuries per 200,000 employee-hours	0.77	1.16	(0.39)	(34)	0.96	1.14	(0.18)	(16)
FRA train accidents per million train-miles	0.36	1.19	(0.83)	(70)	0.88	1.02	(0.14)	(14)
(1)Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It is calculated by dividing the total train miles travelled by the total train hours operated. This calculation does not include delay time related to customers or foreign railroads and excludes the time and distance travelled by: i) trains used in or around CP’s yards; ii) passenger trains; and iii) trains used for repairing track.
(2)Locomotive productivity is defined as daily GTMs divided by daily average operating horsepower. Operating horsepower excludes units offline, tied up or in storage, or in use on other railways, and includes foreign units online.
(3)Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs.
(4)Includes gallons of fuel consumed from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.
(5)An employee is defined as an individual currently engaged in full-time, part-time, or seasonal employment with CP.
(6)Workforce is defined as total employees plus contractors and consultants.
(7)Federal Railroad Administration ("FRA") personal injuries per 200,000 employee-hours for the three months ended June 30, 2020, previously reported as 1.12, was restated to 1.16 in this Earnings Release. FRA train accidents per million train-miles for the three months ended June 30, 2020, previously reported as 1.06, was restated to 1.19 in this Earnings Release. These restatements reflect new information available within specified periods stipulated by the FRA but that exceed the Company's financial reporting timeline.

Non-GAAP Measures

The Company presents Non-GAAP measures to provide a basis for evaluating underlying earnings and liquidity trends in the Company’s business that can be compared with the results of operations in prior periods. In addition, these Non-GAAP measures facilitate a multi-period assessment of long-term profitability, allowing management and other external users of the Company’s consolidated financial information to compare profitability on a long-term basis, including assessing future profitability, with that of the Company’s peers.

These Non-GAAP measures have no standardized meaning and are not defined by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these Non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Non-GAAP Performance Measures

The Company uses adjusted earnings results including Adjusted income, Adjusted diluted earnings per share, Adjusted operating income and Adjusted operating ratio to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. These Non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount. As a result, these items are excluded for management assessment of operational performance, allocation of resources and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, acquisition-related costs (including legal, consulting, and financing fees and fair value gain or loss on FX forward contracts and interest rate hedges), the merger termination fee, the foreign exchange ("FX") impact of translating the Company’s debt and lease liabilities (including borrowings under the credit facility), discrete tax items, changes in income tax rates, changes to an uncertain tax item, and certain items outside the control of management. These items may not be non-recurring. However, excluding these significant items from GAAP results allows for a consistent understanding of the Company's consolidated financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these Non-GAAP financial measures may provide insight to investors and other external users of the Company's consolidated financial information.

Significant items that impact reported earnings for the first six months of 2021, the twelve months of 2020, and the last six months of 2019 include:

2021:
•acquisition-related costs of $344 million in connection with the proposed Kansas City Southern ("KCS") transaction ($263 million after current taxes of $33 million and deferred taxes of $48 million), including an expense of $132 million recognized in Purchased services and other and $212 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 38 cents as follows:
–in the second quarter, acquisition-related costs of $308 million ($236 million after current taxes of $25 million and deferred taxes of $47 million), including an expense of $99 million recognized in Purchased services and other and $209 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 35 cents; and
–in the first quarter, acquisition-related costs of $36 million ($27 million after current taxes of $8 million and deferred taxes of $1 million), including an expense of $33 million recognized in Purchased services and other and $3 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 4 cents.
•merger termination fee of $845 million ($748 million after current taxes) in connection with KCS' termination of the Agreement and Plan of Merger (the "Merger Agreement") effective May 21, 2021, that favourably impacted Diluted EPS by $1.11; and
•a non-cash gain of $85 million ($74 million after deferred tax) due to FX translation of debt and lease liabilities that favourably impacted Diluted EPS by 11 cents as follows:
–in the second quarter, a $52 million gain ($45 million after deferred tax) that favourably impacted Diluted EPS by 7 cents; and
–in the first quarter, a $33 million gain ($29 million after deferred tax) that favourably impacted Diluted EPS by 4 cents.

2020:
•in the fourth quarter, a deferred tax recovery of $29 million due to a change relating to a tax return filing election for the state of North Dakota that favourably impacted Diluted EPS by 5 cents; and
•during the course of the year, a net non-cash gain of $14 million ($12 million after deferred tax) due to FX translation of debt and lease liabilities that favourably impacted Diluted EPS by 2 cents as follows:
–in the fourth quarter, a $103 million gain ($90 million after deferred tax) that favourably impacted Diluted EPS by 13 cents;
–in the third quarter, a $40 million gain ($38 million after deferred tax) that favourably impacted Diluted EPS by 6 cents;
–in the second quarter, an $86 million gain ($82 million after deferred tax) that favourably impacted Diluted EPS by 12 cents; and

–in the first quarter, a $215 million loss ($198 million after deferred tax) that unfavourably impacted Diluted EPS by 28 cents.

2019:
•in the fourth quarter, a deferred tax expense of $24 million as a result of a provision for an uncertain tax item of a prior period that unfavourably impacted Diluted EPS by 3 cents; and
•a net non-cash gain of $12 million ($10 million after deferred tax) due to FX translation of debt and lease liabilities that favourably impacted Diluted EPS by 1 cent as follows:
–in the fourth quarter, a $37 million gain ($32 million after deferred tax) that favourably impacted Diluted EPS by 4 cents; and
–in the third quarter, a $25 million loss ($22 million after deferred tax) that unfavourably impacted Diluted EPS by 3 cents.

2021 Outlook

With a 2021 plan that encompasses profitable sustainable growth, CP expects high single-digit RTM growth and double-digit Adjusted diluted EPS growth. CP’s expectations for Adjusted diluted EPS growth in 2021 are based on Adjusted diluted EPS of $3.53 in 2020. For the purposes of this outlook, CP assumes an effective tax rate of 24.6 percent. CP estimates other components of net periodic benefit recovery to increase by approximately $40 million versus 2020. As CP continues to invest in service, productivity and safety, the Company plans to invest approximately $1.55 billion in capital programs in 2021.

Although CP has provided a forward-looking Non-GAAP measure (Adjusted diluted EPS), management is unable to reconcile, without unreasonable efforts, the forward-looking Adjusted diluted EPS to the most comparable GAAP measure, due to unknown variables and uncertainty related to future results. These unknown variables may include unpredictable transactions of significant value. In recent years, CP has recognized acquisition-related costs (including legal, consulting, and financing fees and fair value gain or loss on FX forward contracts and interest rate hedges), the merger termination fee, changes in income tax rates and a change to an uncertain tax item. These or other similar, large unforeseen transactions affect diluted EPS but may be excluded from CP’s Adjusted diluted EPS. Additionally, the U.S.-to-Canada dollar exchange rate is unpredictable and can have a significant impact on CP’s reported results but may be excluded from CP’s Adjusted diluted EPS. In particular, CP excludes the FX impact of translating the Company’s debt and lease liabilities, the impact from changes in income tax rates and a provision for uncertain tax item from Adjusted diluted EPS. Please see Note on Forward-Looking Information in this Earnings Release for further discussion.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the Non-GAAP measures:

Adjusted income is calculated as Net income reported on a GAAP basis adjusted for significant items.

	For the three months ended June 30		For the six months ended June 30		For the twelve months ended December 31
(in millions of Canadian dollars)	2021	2020	2021	2020	2020
Net income as reported	$1,246	$635	$1,848	$1,044	$2,444
Less significant items (pre-tax):
Acquisition-related costs	(308)	—	(344)	—	—
Merger termination fee	845	—	845	—	—
Impact of FX translation gain (loss) on debt and lease liabilities	52	86	85	(129)	14
Add:
Tax effect of adjustments(1)	32	4	27	(13)	2
Income tax rate changes	—	—	—	—	(29)
Adjusted income	$689	$553	$1,289	$1,160	$2,403
(1)The tax effect of adjustments was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 5.48% and 4.67% for the three and six months ended June 30, 2021, respectively, 5.62% and 9.87% for the three and six months ended June 30, 2020, respectively, and 13.58% for the twelve months ended December 31, 2020. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted diluted earnings per share is calculated using Adjusted income, as defined above, divided by the weighted-average diluted number of Common Shares outstanding during the period as determined in accordance with GAAP.

	For the three months ended June 30		For the six months ended June 30		For the twelve months ended December 31
	2021	2020	2021	2020	2020
Diluted earnings per share as reported	$1.86	$0.93	$2.76	$1.53	$3.59
Less significant items (pre-tax):
Acquisition-related costs	(0.46)	—	(0.51)	—	—
Merger termination fee	1.26	—	1.26	—	—
Impact of FX translation gain (loss) on debt and lease liabilities	0.08	0.13	0.13	(0.19)	0.02
Add:
Tax effect of adjustments(1)	0.05	0.01	0.04	(0.02)	—
Income tax rate changes	—	—	—	—	(0.04)
Adjusted diluted earnings per share	$1.03	$0.81	$1.92	$1.70	$3.53
(1)The tax effect of adjustments was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 5.48% and 4.67% for the three and six months ended June 30, 2021, respectively, 5.62% and 9.87% for the three and six months ended June 30, 2020, respectively, and 13.58% for the twelve months ended December 31, 2020. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted operating income is calculated as Operating income reported on a GAAP basis less significant items.

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2021	2020	2021	2020
Operating income as reported	$820	$770	$1,600	$1,604
Less significant item:
Acquisition-related costs	(99)	—	(132)	—
Adjusted operating income	$919	$770	$1,732	$1,604

Adjusted operating ratio excludes those significant items that are reported within operating income.

	For the three months ended June 30		For the six months ended June 30
	2021	2020	2021	2020
Operating ratio as reported	60.1%	57.0%	60.1%	58.2%
Less significant item:
Acquisition-related costs	4.8%	—%	3.3%	—%
Adjusted operating ratio	55.3%	57.0%	56.8%	58.2%

Adjusted Return on Invested Capital ("Adjusted ROIC")

Adjusted ROIC is calculated as Adjusted return divided by Adjusted average invested capital. Adjusted return is defined as Net income adjusted for interest expense, tax effected at the Company’s adjusted annualized effective tax rate, and significant items in the Company’s Consolidated Financial Statements, tax effected at the applicable tax rate. Adjusted average invested capital is defined as the sum of total Shareholders' equity, Long-term debt, and Long-term debt maturing within one year, as presented in the Company's Consolidated Financial Statements, each averaged between the beginning and ending balance over a rolling 12-month period, adjusted for the impact of significant items, tax effected at the applicable tax rate, on closing balances as part of this average. Adjusted ROIC excludes significant items reported in the Company's Consolidated Financial Statements, as these significant items are not considered indicative of future financial trends either by nature or amount, and excludes interest expense, net of tax, to incorporate returns on the Company’s overall capitalization. Adjusted ROIC is a performance measure that measures how productively the Company uses its long-term capital investments, representing critical indicators of good operating and investment decisions made by management, and is an important performance criteria in determining certain elements of the Company's long-term incentive plan. Adjusted ROIC is reconciled below from Return on average shareholders' equity, the most comparable measure calculated in accordance with GAAP.

Calculation of Return on average shareholders' equity

	For the twelve months ended June 30
(in millions of Canadian dollars, except for percentages)	2021	2020
Net income as reported	$3,248	$2,326
Average shareholders' equity	$8,215	$7,311
Return on average shareholders' equity	39.5%	31.8%

Reconciliation of Net income to Adjusted return

	For the twelve months ended June 30
(in millions of Canadian dollars)	2021	2020
Net income as reported	$3,248	$2,326
Add:
Net interest expense	437	454
Tax on interest(1)	(107)	(113)
Significant items (pre-tax):
Acquisition-related costs	344	—
Merger termination fee	(845)	—
Impact of FX translation (gain) loss on debt and lease liabilities	(228)	117
Tax on significant items(2)	42	(11)
Income tax rate changes	(29)	—
Provision for uncertain tax item	—	24
Adjusted return	$2,862	$2,797
(1)Tax was calculated at the adjusted annualized effective tax rate of 24.45% and 24.69% for the twelve months ended June 30, 2021 and 2020, respectively.
(2)Tax was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 5.52% and 9.68% for the twelve months ended June 30, 2021 and 2020, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Reconciliation of Average shareholders' equity to Adjusted average invested capital

	For the twelve months ended June 30
(in millions of Canadian dollars)	2021	2020
Average shareholders' equity	$8,215	$7,311
Average Long-term debt, including long-term debt maturing within one year	9,135	9,044
	$17,350	$16,355
Less:
Significant items (pre-tax):
Acquisition-related costs	(172)	—
Merger termination fee	423	—
Tax on significant items(1)	(9)	—
Income tax rate changes	15	—
Provision for uncertain tax item	—	(12)
Adjusted average invested capital	$17,093	$16,367
(1)Tax was calculated at the pre-tax effect of the adjustment multiplied by the applicable tax rate of 3.21% for the twelve months ended June 30, 2021. The applicable tax rate reflects the taxable jurisdiction and nature, being on account of capital or income, of the significant item.

Calculation of Adjusted ROIC

	For the twelve months ended June 30
(in millions of Canadian dollars, except for percentages)	2021	2020
Adjusted return	$2,862	$2,797
Adjusted average invested capital	$17,093	$16,367
Adjusted ROIC	16.7%	17.1%

Free Cash

Free cash is calculated as Cash provided by operating activities, less Cash used in investing activities, adjusted for changes in cash and cash equivalents balances resulting from FX fluctuations, the acquisition-related transaction costs paid in cash related to the proposed KCS transaction, the merger termination fee received in cash related to the proposed KCS transaction and the acquisition of Central Maine & Québec Railway ("CMQ"). Free cash is a measure that management considers to be a valuable indicator of liquidity. Free cash is useful to investors and other external users of the Company's Consolidated Financial Statements as it assists with the evaluation of the Company's ability to generate cash to satisfy debt obligations and discretionary activities such as dividends, share repurchase programs, and other strategic opportunities. The acquisition-related transaction costs paid in cash and the merger termination fee received in cash related to the proposed KCS transaction are not indicative of operating trends and have been excluded from Free cash. The acquisition of CMQ is not indicative of investment trends and has also been excluded from Free cash. Free cash should be considered in addition to, rather than as a substitute for, Cash provided by operating activities.

Reconciliation of Cash Provided by Operating Activities to Free Cash

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2021	2020	2021	2020
Cash provided by operating activities	$1,954	$835	$2,536	$1,324
Cash used in investing activities	(405)	(468)	(691)	(830)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	(1)	(15)	(4)	16
Less:
Acquisition-related costs	(43)	—	(46)	—
Merger termination fee	845	—	845	—
Investment in Central Maine and Québec Railway	—	19	—	19
Free cash	$746	$333	$1,042	$491

Foreign Exchange Adjusted % Change

FX adjusted % change allows certain financial results to be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons in the analysis of trends in business performance. Financial result variances at constant currency are obtained by translating the comparable period of the prior year results denominated in U.S. dollars at the foreign exchange rates of the current period.

FX adjusted % changes in revenues are further used in calculating FX adjusted % change in freight revenue per carload and RTM. FX adjusted % changes in revenues are as follows:

	For the three months ended June 30
(in millions of Canadian dollars)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Freight revenues by line of business
Grain	$444	$446	$(20)	$426	4
Coal	170	131	(2)	129	32
Potash	134	146	(8)	138	(3)
Fertilizers and sulphur	78	77	(6)	71	10
Forest products	90	81	(7)	74	22
Energy, chemicals and plastics	369	341	(22)	319	16
Metals, minerals and consumer products	180	133	(12)	121	49
Automotive	98	34	(3)	31	216
Intermodal	445	363	(13)	350	27
Freight revenues	2,008	1,752	(93)	1,659	21
Non-freight revenues	46	40	(1)	39	18
Total revenues	$2,054	$1,792	$(94)	$1,698	21

	For the six months ended June 30
(in millions of Canadian dollars)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Freight revenues by line of business
Grain	$892	$864	$(30)	$834	7
Coal	333	281	(3)	278	20
Potash	235	258	(11)	247	(5)
Fertilizers and sulphur	155	147	(9)	138	12
Forest products	170	159	(11)	148	15
Energy, chemicals and plastics	757	832	(35)	797	(5)
Metals, minerals and consumer products	339	322	(20)	302	12
Automotive	206	121	(8)	113	82
Intermodal	839	768	(18)	750	12
Freight revenues	3,926	3,752	(145)	3,607	9
Non-freight revenues	87	83	(1)	82	6
Total revenues	$4,013	$3,835	$(146)	$3,689	9

FX adjusted % changes in operating expenses are as follows:

	For the three months ended June 30
(in millions of Canadian dollars)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Compensation and benefits	$379	$347	$(12)	$335	13
Fuel	218	131	(11)	120	82
Materials	54	50	(2)	48	13
Equipment rents	28	33	(3)	30	(7)
Depreciation and amortization	200	195	(6)	189	6
Purchased services and other	355	266	(13)	253	40
Total operating expenses	$1,234	$1,022	$(47)	$975	27

	For the six months ended June 30
(in millions of Canadian dollars)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Compensation and benefits	$784	$745	$(17)	$728	8
Fuel	424	343	(19)	324	31
Materials	113	109	(3)	106	7
Equipment rents	61	69	(5)	64	(5)
Depreciation and amortization	402	387	(9)	378	6
Purchased services and other	629	578	(21)	557	13
Total operating expenses	$2,413	$2,231	$(74)	$2,157	12

FX adjusted % change in operating income is as follows:

	For the three months ended June 30
(in millions of Canadian dollars)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Operating income	$820	$770	$(47)	$723	13

	For the six months ended June 30
(in millions of Canadian dollars)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Operating income	$1,600	$1,604	$(72)	$1,532	4

Adjusted Net Debt to Adjusted EBITDA Ratio

Adjusted net debt to Adjusted earnings before interest, tax, depreciation and amortization ("EBITDA") ratio is calculated as Adjusted net debt divided by Adjusted EBITDA. The Adjusted net debt to Adjusted EBITDA ratio is a key credit measure used to assess the Company’s financial capacity. The ratio provides information on the Company’s ability to service its debt and other long-term obligations. The Adjusted net debt to Adjusted EBITDA ratio is reconciled below from the Long-term debt to Net income ratio, the most comparable measure calculated in accordance with GAAP.

Calculation of Long-term Debt to Net Income Ratio

(in millions of Canadian dollars, except for ratios)	2021	2020
Long-term debt including long-term debt maturing within one year as at June 30	$8,722	$9,548
Net income for the twelve months ended June 30	$3,248	$2,326
Long-term debt to Net income ratio	2.7	4.1

Reconciliation of Long-term Debt to Adjusted Net Debt

Adjusted net debt is defined as Long-term debt, Long-term debt maturing within one year, and Short-term borrowing as reported on the Company’s Consolidated Balance Sheets adjusted for pension plans deficit, operating lease liabilities recognized on the Company's Consolidated Balance Sheets, and Cash and cash equivalents.

(in millions of Canadian dollars)	2021	2020
Long-term debt including long-term debt maturing within one year as at June 30	$8,722	$9,548
Add:
Pension plans deficit(1)	322	294
Operating lease liabilities	273	343
Less:
Cash and cash equivalents	892	277
Adjusted net debt as at June 30	$8,425	$9,908
(1)Pension plans deficit is the total funded status of the Pension plans in deficit only.

Reconciliation of Net Income to EBIT, Adjusted EBIT and Adjusted EBITDA
Earnings before interest and tax ("EBIT") is calculated as Net income before Net interest expense and Income tax expense. Adjusted EBIT excludes significant items reported in both Operating income and Other expense (income). Adjusted EBITDA is calculated as Adjusted EBIT plus operating lease expense and Depreciation and amortization, less Other components of net periodic benefit recovery.

	For the twelve months ended June 30
(in millions of Canadian dollars)	2021	2020
Net income as reported	$3,248	$2,326
Add:
Net interest expense	437	454
Income tax expense	832	817
EBIT	4,517	3,597
Less significant items (pre-tax):
Acquisition-related costs	(344)	—
Merger termination fee	845	—
Impact of FX translation gain (loss) on debt and lease liabilities	228	(117)
Adjusted EBIT	3,788	3,714
Add:
Operating lease expense	72	80
Depreciation and amortization	794	750
Less:
Other components of net periodic benefit recovery	362	357
Adjusted EBITDA	$4,292	$4,187

Calculation of Adjusted Net Debt to Adjusted EBITDA Ratio

(in millions of Canadian dollars, except for ratios)	2021	2020
Adjusted net debt as at June 30	$8,425	$9,908
Adjusted EBITDA for the twelve months ended June 30	$4,292	$4,187
Adjusted net debt to Adjusted EBITDA ratio	2.0	2.4